Exhibit 99.1

ADVANCE AUTO PARTS FOURTH QUARTER
COMPARABLE STORE SALES INCREASE 3.0%;
REPORTS RECORD FREE CASH FLOW OF $280 MILLION

ROANOKE, Va, February 18, 2009 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fourth quarter and fiscal year ended January 3, 2009.

Fourth quarter and fiscal 2008 results include the impact of an additional fiscal week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management and related accounting policy for slow moving inventory.  With this change in inventory management, the Company expects to add faster moving custom mix inventory which should increase inventory turns, accelerate sales and improve margins.  As a result of the inclusion of the 53rd week and the non-cash inventory adjustment, the Company’s fiscal fourth quarter and fiscal 2008 financial results are not comparable with prior periods.  Thus, the Company’s fiscal 2008 financial results have been presented in this press release on both a generally accepted accounting principles (GAAP) basis and on a comparable basis to exclude the 53rd week and the non-cash inventory adjustment that occurred in the fourth quarter of fiscal 2008.

Higher sales and improved gross profit rate in the 53rd week added approximately $0.10 to diluted earnings per share (EPS) versus our previous estimate of $0.07.  The non-cash inventory adjustment decreased diluted EPS by $0.25 for the fourth quarter and fiscal 2008.

The Company’s operating performance during the fourth quarter including the 53rd week of business but excluding the non-cash inventory adjustment was $0.51 versus $0.35 for the same period last year.  On a comparable 12-week basis, fourth quarter fiscal 2008 EPS of $0.41 increased 17% over the same period last year driven by increased operating income, reduced interest expense and a lower share count.  On a GAAP basis, fourth quarter fiscal 2008 EPS was $0.26.

The Company’s operating performance during fiscal 2008 including the 53rd week of business but excluding the non-cash inventory adjustment was $2.75 versus $2.28 for the same period last year.  On a comparable 52-week basis, fiscal 2008 EPS of $2.65 increased 16% over the same period last year.  On a GAAP basis, fiscal 2008 EPS was $2.50.  The Company has provided a reconciliation of its financial results as reported on a GAAP basis to its comparable financial results, which excludes the 53rd week and the non-cash inventory adjustment, in the accompanying financial statements in this press release.

Fourth Quarter and Fiscal 2008 Performance Summary (1)

	Thirteen	Comparable		Fifty-Three	Comparable
	Weeks Ended	Twelve Weeks Ended		Weeks Ended	Fifty-Two Weeks Ended
	January 3,	January 3,	December 29,	January 3,	January 3,	December 29,
	2009	2009 (1)	2007	2009	2009 (1)	2007

Sales (in millions)	$ 1,192.4	$ 1,103.6	$ 1,048.4	$ 5,142.3	$ 5,053.4	$ 4,844.4

Comp Store Sales % (2)	3.0%	3.0%	(0.3%)	1.5%	1.5%	0.7%

Gross Profit %	45.4%	48.5%	47.1%	47.9%	48.6%	47.9%

SG&A %	41.5%	42.3%	41.0%	39.8%	40.0%	39.3%

Operating Income %	3.9%	6.2%	6.1%	8.1%	8.6%	8.6%

Diluted EPS	$ 0.26	$ 0.41	$ 0.35	$ 2.50	$ 2.65	$ 2.28

Diluted EPS, as adjusted (3)	$ 0.51	N/A	$ 0.35	$ 2.75	N/A	$ 2.28

Avg Diluted Shares (in 000s)	94,571	94,571	100,654	95,305	95,305	104,654

(1)
Fiscal 2008 includes an additional week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management and related accounting policy for slow moving inventory.  As a result, fiscal fourth quarter and fiscal 2008 financial results are not comparable with prior periods.  Therefore, the financial results have also been reported on a comparable basis to exclude the 53rd week and the non-cash inventory adjustment.

Refer to the reconciliation of the financial results reported on a GAAP basis to the comparable results in the accompanying financial statements in this press release.
(2)	Comparable store sales exclude the impact of sales from the 53rd week of fiscal 2008.
(3)	Diluted EPS, as adjusted, includes the impact of the 53rd week but, excludes the impact of the non-cash inventory adjustment of $0.25 in the fiscal fourth quarter and fiscal 2008.

Fourth Quarter and Fiscal 2008 Highlights

Total sales for the fourth quarter increased 13.7% to $1.19 billion, compared with total sales of $1.05 billion in the fourth quarter of fiscal 2007.  The sales increase reflects the net addition of 107 new stores during fiscal 2008, an increase of $88.8 million or 8.5% in sales due to the inclusion of a 53rd week and a comparable store sales increase of 3.0% during the quarter.  The comparable store sales increase of 3.0% compares to a decrease of 0.3% in the fourth quarter last year.  The comparable store sales increase was comprised of a 13.7% increase in Commercial sales partially offset by a 1.1% decrease in do-it-yourself (DIY) sales.  This compares to an 8.1% increase in Commercial sales and a 3.1% decrease in DIY sales in the fourth quarter last year.  Fiscal 2008 sales increased 6.1% to $5.14 billion, while comparable store sales increased 1.5% driven by a 12.1% increase in Commercial sales partially offset by a 2.3% decrease in DIY sales.

On a comparable basis, the Company’s gross profit rate was 48.5% in the fourth quarter as compared to 47.1% for the same quarter last year, a 140 basis point improvement.  The 140 basis point improvement was driven by decreased inventory shrink, more effective pricing and higher sales from Autopart International, which generated a higher gross profit rate.  On a GAAP basis, the Company’s gross profit rate was 45.4% in the fourth quarter as compared to 47.1% for the same quarter last year, which reflects a 166 basis point decrease due to the impact of the non-cash inventory adjustment.

On a comparable basis, the Company’s fiscal 2008 gross profit rate was 48.6% as compared to 47.9% last year, which reflects a 70 basis point improvement.  The 70 basis point improvement was driven by more effective pricing, decreased inventory shrink and higher sales from Autopart International, which generated a higher gross profit rate.  On a GAAP basis, the Company’s gross profit rate was 47.9% in fiscal 2008, which was flat with the prior year.

On a comparable basis, the Company’s fourth quarter selling, general and administrative (SG&A) expenses were 42.3% of sales compared to 41.0% for the same period last year.  The 125 basis point SG&A increase was driven by increased incentive compensation, strategic capability investments, and legal settlement costs partially offset by lower medical expense.  On a GAAP basis, the Company’s fiscal fourth quarter SG&A expenses were 41.5% of sales, 77 basis points lower as a result of the 53rd week.

On a comparable basis, the Company’s fiscal 2008 SG&A expenses were 40.0% of sales compared to 39.3% last year.  The 66 basis point SG&A increase was driven by strategic capability investments, increased incentive compensation and legal settlement costs partially offset by lower medical expense.  On a GAAP basis, the Company’s fiscal 2008 SG&A expenses were 39.8% of sales, 14 basis points lower as a result of the 53rd week.

Interest expense was $7.5 million in the fourth quarter, compared to $8.2 million for the same period last year primarily driven by lower interest rates.  For fiscal 2008, interest expense was $33.7 million, compared to $34.8 million last year driven by lower interest rates.  The Company’s current borrowing costs are approximately 4%.

Operating cash flow for the year increased $68.2 million to $478.7 million.  Free cash flow for the year increased 19% to $280.0 million, a $45.6 million improvement as compared to last year due to the impact of the 53rd week and reduced capital expenditures.  Capital expenditures were $185.0 million for the year, as compared to $210.6 million for the same period last year.  The decrease in capital expenditures is primarily due to a reduction in new store development.

“Overall, I am very pleased with our performance in 2008.  Despite a deteriorating economic environment, our turnaround and transformation are off to a good start.  We achieved many strategic and financial goals in 2008,” said Darren R. Jackson, Chief Executive Officer.  “These achievements were driven by the hard work and dedicated efforts of our 48,000 Team Members who helped us grow our Company’s success and serve our customers better than anyone else.”

The Company continues to focus on four key strategies to turn around the business – DIY Transformation, Commercial Acceleration, Availability Excellence and Superior Experience. These strategies are focused on what the Company believes matters most to the customer.

•	Commercial Acceleration – Serving Commercial Customers better than anyone else through superior delivery times, order accuracy and parts availability

•	DIY Transformation – Serving Retail Customers better than anyone else by providing products, services and support tailored to local market needs

•	Availability Excellence – Delivering the right parts to the right place at the right time – every time

•	Superior Experience – Consistently providing “Legendary Customer Service” through a relentless focus on execution

2008 Store Information

During the fourth quarter, the Company opened 26 AAP stores.  The Company also closed 10 stores and relocated 2 stores.  During fiscal 2008, the Company opened 127 stores, including 18 Autopart International stores, closed 20 stores and relocated 10 stores.  As of January 3, 2009, the Company’s total store count was 3,368.

Key Financial Metrics and Statistics (1)(2)

	Thirteen	Comparable		Fifty-Three	Comparable
	Weeks Ended	Twelve Weeks Ended		Weeks Ended	Fifty-Two Weeks Ended
	January 3,	January 3,	December 29,	January 3,	January 3,	December 29,
	2009	2009 (2)	2007	2009	2009 (2)	2007

Sales Growth %	13.7%	5.3%	3.2%	6.1%	4.3%	4.9%

Sales per Square Foot (3)(4)	$ 211	$ 208	$ 207	$ 211	$ 208	$ 207

DIY Comp % (5)	(1.1%)	(1.1%)	(3.1%)	(2.3%)	(2.3%)	(1.1%)

Commercial Comp % (5)	13.7%	13.7%	8.1%	12.1%	12.1%	6.2%

Operating Income per Team Member (3)(6)	$ 9.02	$ 9.49	$ 9.40	$ 9.02	$ 9.49	$ 9.40

SG&A per Store (3)(7)	$ 618	$ 609	$ 601	$ 618	$ 609	$ 601

Return on Invested Capital (3)(8)	13.6%	14.0%	13.7%	13.6%	14.0%	13.7%

Gross Margin Return on Inventory (3)(9)	$ 3.56	$ 3.46	$ 3.39	$ 3.56	$ 3.46	$ 3.39

Total Store Square Footage, end of period	24,711	24,711	23,982	24,711	24,711	23,982

Total Team Members, end of period	47,853	47,853	44,141	47,853	47,853	44,141

(1)	In thousands except for sales per square foot and gross margin return on inventory.
(2)
Fiscal 2008 includes an additional week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management and related accounting policy for slow moving inventory.  As a result, fiscal fourth quarter and fiscal 2008 financial results are not comparable with prior periods.  Therefore, the financial results have also been reported on a comparable basis to exclude the 53rd week and the non-cash inventory adjustment.  Refer to the reconciliation of the financial results reported on a GAAP basis to the comparable results in the accompanying financial statements in this press release.

(3)	The financial metrics presented for the fourth quarter are calculated on an annual basis and accordingly reflect the last four quarters completed.
(4)	Sales per square foot is calculated as net sales divided by an average of beginning and ending square footage.
(5)	Comparable store sales exclude the impact of sales from the 53rd week in fiscal 2008.
(6)	Operating income per team member is calculated as operating income divided by an average of beginning and ending team members.
(7)	SG&A per store is calculated as SG&A divided by the average of beginning and ending store count.
(8)	Return on invested capital (ROIC) is calculated in detail in the accompanying financial statements in this press release.
(9)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

“We are pleased with our Commercial results and encouraged by the improvement in our DIY results during the fourth quarter.  We believe we have significant growth opportunities given we have less than 3% Commercial market share.  We are committed to aggressively growing our business.  Despite the broader economic challenges, we believe we can continue to achieve double-digit Commercial comparable store sales growth in 2009 and we remain focused on improving our DIY comparable store sales trends,” said Jim Wade, President.

2009 Rent Renegotiations and Anticipated Store Divestitures

The Company recently completed a thorough examination of its real estate store portfolio based on profitability, cash flow, strategic market importance, operating income, store sales potential and current rent rates.  The Company believes that its current occupancy costs for its leased store portfolio are uncompetitive due to the recent downturn in commercial lease rates.  In addition, an unprecedented amount of retail store closings has provided the Company significant opportunities to improve its store portfolio.  As a result, the Company intends to aggressively renegotiate rents and relocate or close existing stores to improve profitability.  The Company is assessing the potential divestiture of an incremental 40 to 55 unprofitable stores in 2009 that are strategically or financially delivering unacceptable results.

2009 Annual Financial Outlook

The Company has provided an annual financial outlook and certain key assumptions taken into account by management.  The 2009 Annual Financial Outlook excludes the impact related to the potential incremental 40 to 55 store divestures in 2009.  In addition, fiscal 2009 includes 52 weeks versus 53 weeks in fiscal 2008.  The 53rd week of business in 2008 contributed $88.8 million in revenue, $15.8 million in operating income and $0.10 of diluted EPS.

2009 Annual Financial Outlook Key Assumptions

New Stores	105 (75 Advance Auto Parts Stores, 30 Autopart International Stores)
1% Comp impact to EPS	Approximately +/- $0.07 EPS (excluding incremental store divestures)
10 bps Operating Margin	Approximately +/- $0.03 EPS (excluding incremental store divestures)
SG&A Leverage	Approximately 3% increase in comparable store sales
Share Count	96 million
Capital Expenditures	$180 million - $200 million
Free Cash Flow	$240 million - $260 million
Impact of 53rd week in fiscal 2008	Decreases revenue $88.8 million (1.6%), OI ($15.8 million) and EPS ($0.10)

In 2009, the Company anticipates a double-digit increase in Commercial comparable store sales, partially offset by a low single-digit decrease in DIY comparable store sales.  The Company assumes a modest increase in the gross profit rate driven by continued decreases in inventory shrink and a favorable revenue mix in Autopart International, which generates a higher gross profit rate.

The Company’s SG&A rate is expected to increase due to continued strategic capability investments, dual operating expenses as a result of the build out of the Company’s infrastructure in areas such as local area warehouses, new systems, investments in new stores and inflation partially funded by SG&A expense reductions.  As a result of the continued investments to grow the business, the Company anticipates that the SG&A rate will leverage at a 3% increase in comparable store sales.

For fiscal 2009, the Company assumes that each 1% increase in comparable store sales from the Company’s fiscal 2008 52 week EPS results of $2.65 adds approximately $0.07 in EPS.  In addition, a 10 basis point improvement in operating margin is expected to add approximately $0.03 in EPS.

“The annual financial key assumptions for the 2009 fiscal year are based on the prevailing economic environment and reflect where the Company is in the turnaround,” said Mike Norona, Executive Vice President and Chief Financial Officer.  “However, we remain focused on achieving higher levels of long-term sales and earnings growth fueled by our continued strategic capability investments.”

Dividend

On February 17, 2009, the Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share to be paid on April 10, 2009 to stockholders of record as of March 27, 2009.

Investor Conference Call

The Company will host a conference call on Thursday, February 19, 2009 at 10:00 a.m. Eastern Daylight Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until February 19, 2010.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of January 3, 2009, the Company operated 3,368 stores in 40 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and online shopping for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2009.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 29, 2007, as updated in the 10-Q for the third quarter ended October 4, 2008, on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 3,	December 29,
	2009	2007

Assets

Current assets:
Cash and cash equivalents	$37,358	$14,654
Receivables, net	97,203	84,983
Inventories, net	1,623,088	1,529,469
Other current assets	49,977	53,719
Total current assets	1,807,626	1,682,825

Property and equipment, net	1,071,405	1,047,944
Assets held for sale	2,301	3,274
Goodwill	34,603	33,718
Intangible assets, net	27,567	26,844
Other assets, net	20,563	10,961
	$2,964,065	$2,805,566

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$20,588	$30,000
Current portion of long-term debt	1,003	610
Financed vendor accounts payable	136,386	153,549
Accounts payable	791,330	688,970
Accrued expenses	372,510	301,414
Other current liabilities	43,177	51,385
Total current liabilities	1,364,994	1,225,928

Long-term debt	455,161	505,062
Other long-term liabilities	68,744	50,781
Total stockholders' equity	1,075,166	1,023,795
	$2,964,065	$2,805,566

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fiscal Fourth Quarters Ended
January 3, 2009 and December 29, 2007
(in thousands, except per share data)
(unaudited)

		Comparable Adjustments (a)
	January 3, 2009	53rd Week	Inventory Adjustment	Comparable 2008	December 29, 2007
	(13 weeks)			(12 weeks)	(12 weeks)

Net sales	$1,192,388	$(88,828)	$-	$1,103,560	$1,048,382
			-
Cost of sales, including purchasing and warehousing costs	650,732	(44,682)	(37,484)	568,566	554,790

Gross profit	541,656	(44,146)	37,484	534,994	493,592

Selling, general and administrative expenses	494,863	(28,371)	-	466,492	430,045

Operating income	46,793	(15,775)	37,484	68,502	63,547

Other, net:
Interest expense	(7,482)	566	-	(6,916)	(8,175)
Other expense, net	(219)	(55)	-	(274)	(189)
Total other, net	(7,701)	511	-	(7,190)	(8,364)

Income before provision for income taxes	39,092	(15,264)	37,484	61,312	55,183

Provision for income taxes	14,681	(5,663)	13,798	22,816	20,431

Net income	$24,411	$(9,601)	$23,686	$38,496	$34,752

Basic earnings per share	$0.26	$(0.10)	$0.25	$0.41	$0.35
Diluted earnings per share	$0.26	$(0.10)	$0.25	$0.41	$0.35

Average common shares outstanding ( b )	94,278	94,278	94,278	94,278	99,955
Dilutive effect of share-based compensation	293	293	293	293	699
Average common shares outstanding - assuming dilution	94,571	94,571	94,571	94,571	100,654

( a )
Fiscal 2008 includes an additional week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management policy and related accounting policy for slow moving inventory. Therefore, the financial results financial have also been reported on a comparable basis with fiscal 2007 to exclude the 53rd week and the non-cash inventory adjustment.

( b )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At January 3, 2009 and December 29, 2007, we had 94,852 and 99,060 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements. Management believes our comparable results of operations as reported on a 52-week basis for fiscal 2008, which also exclude the non-cash inventory adjustment, are a useful indicator to stockholders for consistency purposes.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fiscal Years Ended
January 3, 2009 and December 29, 2007
(in thousands, except per share data)
(unaudited)

		Comparable Adjustments (a)
	January 3, 2009	53rd Week	Inventory Adjustment	Comparable 2008	December 29, 2007
	(53 weeks)			(52 weeks)	(52 weeks)

Net sales	$5,142,255	$(88,828)	$-	$5,053,427	$4,844,404
			-
Cost of sales, including purchasing and warehousing costs	2,679,191	(44,682)	(37,484)	2,597,025	2,523,435

Gross profit	2,463,064	(44,146)	37,484	2,456,402	2,320,969

Selling, general and administrative expenses	2,048,137	(28,371)	-	2,019,766	1,904,540

Operating income	414,927	(15,775)	37,484	436,636	416,429

Other, net:
Interest expense	(33,729)	566	-	(33,163)	(34,809)
Other (expense) income, net	(506)	(55)	-	(561)	1,014
Total other, net	(34,235)	511	-	(33,724)	(33,795)

Income before provision for income taxes	380,692	(15,264)	37,484	402,912	382,634

Provision for income taxes	142,654	(5,663)	13,798	150,789	144,317

Net income	$238,038	$(9,601)	$23,686	$252,123	$238,317

Basic earnings per share	$2.51	$(0.10)	$0.25	$2.66	$2.30
Diluted earnings per share	$2.50	$(0.10)	$0.25	$2.65	$2.28

Average common shares outstanding ( b )	94,655	94,655	94,655	94,655	103,826
Dilutive effect of share-based compensation	650	650	650	650	828
Average common shares outstanding - assuming dilution	95,305	95,305	95,305	95,305	104,654

( a )
Fiscal 2008 includes an additional week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management policy and related accounting policy for slow moving inventory. Therefore, the financial results financial have also been reported on a comparable basis with fiscal 2007 to exclude the 53rd week and the non-cash inventory adjustment.

( b )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the year. At January 3, 2009 and December 29, 2007, we had 94,852 and 99,060 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements. Management believes our comparable results of operations as reported on a 52-week basis for fiscal 2008, which also exclude the non-cash inventory adjustment, are a useful indicator to stockholders for consistency purposes.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fiscal Years Ended
January 3, 2009 and December 29, 2007
(in thousands)
(unaudited)

	January 3,	December 29,
	2009	2007
	(53 weeks)	(52 weeks)
Cash flows from operating activities:
Net income	$238,038	$238,317
Depreciation and amortization	146,580	147,264
Share-based compensation	17,707	18,096
Benefit for deferred income taxes	(2,702)	(20,535)
Excess tax benefit from share-based compensation	(9,047)	(11,841)
Non-cash inventory adjustment	37,484	-
Other non-cash adjustments to net income	2,592	11,302
(Increase) decrease in:
Receivables, net	(11,943)	5,951
Inventories, net	(130,657)	(66,129)
Other assets	(6,178)	(10,709)
Increase in:
Accounts payable	102,360	37,383
Accrued expenses	84,806	55,256
Other liabilities	9,699	6,187
Net cash provided by operating activities	478,739	410,542

Cash flows from investing activities:
Purchases of property and equipment	(184,986)	(210,600)
Proceeds from sales of property and equipment	6,790	1,821
Insurance proceeds related to damaged property	-	6,636
Other	(3,413)	-
Net cash used in investing activities	(181,609)	(202,143)

Cash flows from financing activities:
Decrease in bank overdrafts	(9,412)	(4,206)
(Decrease) increase in financed vendor accounts payable	(17,163)	26,006
Dividends paid	(23,181)	(25,152)
Net (payments) borrowings on credit facilities	(49,500)	24,200
Net (payments) borrowings on note payable	(666)	4,232
Payment of debt related costs	-	(821)
Proceeds from the issuance of common stock, primarily exercise
of stock options	35,220	42,547
Excess tax benefit from share-based compensation	9,047	11,841
Repurchase of common stock	(219,429)	(282,910)
Other	658	(610)
Net cash used in financing activities	(274,426)	(204,873)

Net increase in cash and cash equivalents	22,704	3,526
Cash and cash equivalents, beginning of period	14,654	11,128
Cash and cash equivalents, end of period	$37,358	$14,654

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
	Fiscal Years Ended
	January 3,	December 29,
	2009	2007
	(53 weeks)	(52 weeks)

Cash flows from operating activities	$478,739	$410,542
Cash flows used in investing activities	(181,609)	(202,143)
	297,130	208,399

(Decrease) increase in financed vendor accounts payable	(17,163)	26,006

Free cash flow	$279,967	$234,405

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
		Fiscal Years Ended
		January 3, 2009	Comparable Adjustments (a)	Comparable 2008	December 29, 2007
		(53 weeks)		(52 weeks)	(52 weeks)

Net income		$238,038	$14,085	$252,123	$238,317
Add:
After-tax interest expense and other, net		21,407	(322)	21,085	21,049
After-tax rent expense		174,800	-	174,800	163,113
After-Tax Operating Earnings		434,245	13,763	448,008	422,479

Average assets (less cash)		2,858,811	18,742	2,877,553	2,731,233
Less: Average liabilities (excluding total debt)		(1,354,417)	(6,899)	(1,361,316)	(1,225,343)
Add: Capitalized lease obligation (rent expense * 6) (b)		1,677,342	-	1,677,342	1,571,334
Total Invested Capital		3,181,736	11,843	3,193,579	3,077,224

ROIC		13.6%	-	14.0%	13.7%

Rent expense		$279,557	-	$279,557	$261,889
Interest expense and other, net		34,235	(511)	33,724	33,795

( a )
Fiscal 2008 includes an additional week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management policy and related accounting policy for slow moving inventory.  Therefore, the financial results financial have also been reported on a comparable basis with fiscal 2007 to exclude the 53rd week and the non-cash inventory adjustment.

( b )	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note:  Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores.  ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations as reported on a 52-week basis for fiscal 2008, which also exclude the non-cash inventory adjustment, are a useful indicator to stockholders for consistency purposes.